Exhibit 10.3

Grantee:
Target Number of Restricted Stock Units:
Date of Grant:

ABIOMED, Inc.
SECOND AMENDED & RESTATED 2015 OMNIBUS INCENTIVE PLAN

Restricted Stock Unit Agreement (Executive Officer)

This agreement (this “Agreement”) evidences the grant of restricted stock units (the “Restricted Stock Units”) by ABIOMED, Inc. (the “Company”) to the individual named above (the “Grantee”), pursuant to and subject to the terms of the ABIOMED, Inc. Second Amended and Restated 2015 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.Grant of Restricted Stock Units.  On the Date of Grant, the Company granted to the Grantee an award (the “Award”) consisting of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each Restricted Stock Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.  The number of Restricted Stock Units set forth above reflects the target number of shares of Stock (the “Target Number”) that the Grantee is eligible to receive under the Award if the performance-vesting conditions described below are satisfied at the achievement level of 100% of the Target Number and the time-vesting condition is also satisfied.  The maximum number of shares of Stock the Grantee is eligible to receive under the Award is equal to two (2) times the number of Restricted Stock Units set forth above.

2.Meaning of Certain Terms.  Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan. In addition, the following terms shall have the meanings set forth below:

(a)                “Good Reason” means “Good Reason” as defined in the written employment or service agreement with the Company or any subsidiary, to which the Grantee is a party, or (ii) if clause (i) does not apply, then “Good Reason” shall mean the occurrence of any of the following conditions without the Grantee’s express consent: (A) a material diminution in the scope of the Grantee’s duties and authority; or (B) a relocation of the Grantee’s principal place of work to a location more than fifty (50) miles from Grantee’s current principal location of employment (unless such new location is closer to the primary residence of the Grantee). Notwithstanding the foregoing, the Grantee’s resignation shall not be deemed to have occurred for “Good Reason” unless the Grantee provides the Company with a written notice of Good Reason termination within sixty (60) days after the occurrence of an event giving rise to a claim of Good Reason, and the Company shall have thirty (30) days thereafter in which to cure or resolve the behavior otherwise constituting Good Reason, or to dispute such resignation for Good Reason and the Grantee resigns his or her Employment as a result at the end of such thirty (30)-day period.

(b)               “Peer Group” means Edwards Lifesciences Corporation, Hologic, Inc., ResMed Inc., Teleflex, Incorporated, Avanos Medical, Inc., Align Technology, Inc., Integra LifeSciences Holdings Corporation, NuVasive, Inc., Haemonetics Corporation, CONMED Corporation, ICU Medical, Inc., Cantel Medical Corp., Masimo Corporation, Merit Medical Systems, Inc., DexCom, Inc., Globus Medical, Inc., Natus Medical Incorporated, Penumbra, Inc., Nevro Corp., and Inogen, Inc., provided, however, the Peer Group may be adjusted or changed by the Compensation Committee as circumstances warrant, including, without limitation, the following: (i) if a Peer Group company is acquired by another company, including through a management buy-out or going-private transaction, the acquired company will be removed from the Peer Group for the entire relevant period of measurement, (ii) if a Peer Group company becomes bankrupt, the bankrupt company will remain in the Peer Group, with such bankrupt companies being deemed to have a total shareholder return of negative 100%; (iii) if the Company’s or any Peer Group company’s stock splits (or if there are other similar subdivisions, consolidations or changes in such company’s stock or capitalization), such company’s stock price will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other Peer Group companies; or (iv)  if a Peer Group company ceases to be publicly traded during the Company’s 2020 fiscal year, it will not be treated as part of the Peer Group.

(c)                “TSR” is the total shareholder return measured by dividing (A) the sum of (1) the dividends paid (regardless of whether paid in cash or property) on shares of Stock during each of the First Measurement Period (May 29, 2020 through May 29, 2022) and Second Measurement Period (May 29, 2020 through May 29, 2023), assuming reinvestment of such dividends in such stock (based on the closing price of such stock on the ex dividend date), plus (2) the difference between the average closing price of a share of Stock on the principal United States exchange on which such stock trades for the twenty (20) trading days occurring immediately prior to the first day of the Performance Period (the “Beginning Average Value”) and the average closing price of a share of such stock on the principal United States exchange on which such stock trades for the twenty (20) trading days immediately prior to and including the last day of the First Measurement Period and the Second Measurement Period, as applicable (appropriately adjusted for any stock dividend, stock split, spin-off,

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merger or other similar corporate events affecting such stock), by (B) the Beginning Average Value.

3.Vesting.  The term “vest” as used herein with respect to any Restricted Stock Unit means the lapsing of the restrictions described herein with respect to such Restricted Stock Unit.  Restricted Stock Units shall only vest, and shares of Stock shall only be issued to the Grantee in respect of such Restricted Stock Units, to the extent that both the performance-based vesting conditions and time-based vesting condition set forth below are satisfied.

(a)                Performance Goals. The performance goals for the Performance Period are based on (i) Company’s “Relative TSR”, which is the rank (by percentile) of the TSR of the Company relative to the TSR of the companies in the Peer Group during the First Measurement Period and the Second Measurement Period, respectively, as set forth in Section 3(b) below, equal to the product of (x) the quotient of (A) the numeric rank of Company’s TSR relative to the Peer Group, where the lowest TSR in the Peer Group is ranked number 1, and (B) the total number of companies in the Peer Group plus 1, rounded to the nearest hundredth, and (y) 100; and (ii) achievement of certain non-financial milestones, as set forth in Section 3(b) below (the “Milestone Metrics”), and as determined in the good faith discretion of the Compensation Committee during the Performance Period. All determinations under this Section 3 shall be made by the Compensation Committee.

(b)               Earned Percentage. Except as provided in Section 3(e) hereof, the Restricted Stock Units shall be earned based on the Company’s Relative TSR Earned Percentage and Milestone Metrics Earned Percentage, weighted equally (collectively, the “Earned Percentage”), each as determined from the relevant tables below (with any Relative TSR Earned Percentage between the levels set forth in the Relative TSR schedule determined by linear interpolation). If the Company’s Relative TSR relative to the TSR of the companies in the S&P 500 Index for the twenty (20) trading days occurring immediately prior to the first day of the Performance Period through the twenty (20) trading days immediately prior to and including the last day of the relevant period of measurement is at or above the 75th percentile, then the Relative TSR Earned Percentage shall be guaranteed to be achieved at threshold level performance, despite the Company having achieved a below threshold level of performance relative to the Peer Group.

RELATIVE TSR

[Redacted]

MILESTONE METRICS

[Redacted]

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(c)                Earned Restricted Stock Units. The number of Restricted Stock Units earned (the “Earned Restricted Stock Units”) shall be the product of the Target Number multiplied by the Earned Percentage. Notwithstanding the foregoing, if the Company’s absolute TSR for the First Measurement Period or Second Measurement Period, as applicable, is negative, in no event shall the Relative TSR Earned Percentage be more than one hundred percent (100%). To the extent that the Restricted Stock Units do not become Earned Restricted Stock Units pursuant to this Section 3, such Restricted Stock Units shall be automatically forfeited.

(d)               Time-Vesting Requirement. Vesting of each portion of the Earned Restricted Stock Units shall be subject to the Grantee’s continuous Employment on the date (each a “Vesting Date”) that the Compensation Committee certifies that the applicable Relative TSR and Milestone Metric performance goals have been satisfied following the completion of each applicable Performance Period (i.e., Restricted Stock Units subject to Relative TSR (First Measurement Period) will cliff vest after two (2) years and Restricted Stock Units subject to Relative TSR (Second Measurement Period) and Milestone Metrics will cliff vest after three (3) years). The Compensation Committee will certify the Company’s Relative TSR and Milestone Metrics over the applicable Performance Period as promptly as is reasonably possible following the completion of the Performance Period.

(e)                Change of Control. In the event of a Change of Control, and provided that the Restricted Stock Units have not been forfeited prior to the date of such Change of Control, then:

(i)                 Restricted Stock Units are not Assumed or Replaced. If upon the occurrence of a Change of Control, the Restricted Stock Units are not converted, assumed, or replaced by a successor with an economically equivalent award, then the time-vesting requirement set forth in Section 3(d) hereof shall become immediately and fully vested upon the closing of the Change of Control and to the extent then outstanding and unvested, 100% of the Target Number of Restricted Stock Units shall be immediately and fully vested upon the closing of the Change of Control, provided, however, the Compensation Committee (as constituted immediately prior to the applicable Change of Control) may elect to provide that between 100% and 200% of the Target Number of Restricted Stock Units shall be immediately and fully vested upon the closing of the Change of Control.  Any accelerated vesting pursuant to this Section 3(e) upon a Change of Control is subject to the Grantee having remained in continuous Employment from the Date of Grant

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through the closing of such Change of Control. The Restricted Stock Units shall be settled within fifteen (15) days following the consummation of the Change of Control.

(ii)               Restricted Stock Units are Assumed or Replaced. If upon the occurrence of a Change of Control, the Restricted Stock Units are converted, assumed, or replaced by a successor with an economically equivalent award, then any unvested and unearned Restricted Stock Units shall become immediately earned and vested upon the Grantee’s termination of Employment by the Company without Cause or resignation for Good Reason, in each case, on or before the first anniversary of the Change of Control, assuming achievement of the performance goals at 100% of the Target Number, provided, however, the Compensation Committee may elect to provide that between 100% and 200% of the Target Number of Restricted Stock Units shall be immediately and fully vested upon such termination of Employment. The Restricted Stock Units will be settled within thirty (30) days following such termination of Employment.

4.Forfeiture Risk.  Automatically and immediately upon the cessation of the Grantee’s Employment for any reason, the unvested portion of the Award shall terminate and be forfeited for no consideration.

5.Delivery of Stock.  Except as otherwise provided in Section 3(e) of this Agreement, the Company shall deliver to the Grantee as soon as practicable upon the vesting of the Restricted Stock Units (or any portion thereof), but in all events no later than thirty (30) days following the applicable Vesting Date, one share of Stock with respect to each such vested Restricted Stock Unit, subject to the Grantee remaining in continuous Employment on such payment date, the terms of the Plan and this Agreement, and satisfaction of applicable tax withholding obligations with respect thereto in accordance with Section 7 of this Agreement. Notwithstanding the foregoing provisions of this Section 5 to the contrary, if at the time of the Grantee’s separation from service within the meaning of Code Section 409A, the Grantee is a “specified employee” within the meaning of Code Section 409A, any payment hereunder that constitutes a “deferral of compensation” under Code Section 409A and that would otherwise become due on account of such separation from service shall be delayed, and payment shall be made in full upon the earlier to occur of (i) a date during the 31-day period commencing six months and one day following such separation from service and (ii) the date of the Grantee’s death.

6.Dividends, etc.  The Grantee shall have the rights of a shareholder with respect to a share of Stock subject to the Award only at such time, if any, as such share is actually delivered under the Award.  Without limiting the generality of the foregoing and for the avoidance of doubt, the Grantee shall not be entitled to vote any share of Stock subject to the Award or to receive or be credited with any dividend or other distribution declared and payable on any such share unless and until such share has been actually

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delivered hereunder and is held by the Grantee on the record date for such vote or dividend (or other distribution), as the case may be.

7.Certain Tax Matters.

(a)                The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued shares of Stock upon the vesting of the Restricted Stock Units (or any portion thereof), are subject to the Grantee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any (the “Withholding Obligation”).

(b)               By accepting this Award, the Grantee hereby acknowledges that the Company will hold back whole shares of Stock otherwise deliverable pursuant to this Agreement, as applicable, having a Fair Market Value sufficient to satisfy the Withholding Obligation (but not in excess of the applicable minimum statutory withholding obligations or such greater amount that would not result in adverse accounting consequences to the Company).

(c)                The Grantee expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.

8.Forfeiture; Recovery of Compensation.

(a)By accepting the Award, the Grantee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, under the Award or to any Stock acquired under the Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 11 of this Agreement.

(b)In furtherance of the foregoing and as a condition of eligibility for the Award granted hereunder, and participation in the Plan, the Grantee understands and agrees that if his/her Employment with the Company terminates for any reason (whether voluntary or involuntary), and the Grantee engages in any Prohibited Activity (as defined below) within two years after such termination, the Grantee will repay to the Company the economic value of the Award, which results or resulted from the Grantee’s exercise at any time after the date which is twelve months prior to the date of the Grantee’s termination of Employment.  For purposes hereof, the economic value to be repaid is the market price per share at the time of exercise or vesting over the exercise price (if any) per share, multiplied by the number of shares so exercised or vested, without regard to any subsequent market price decrease or increase, reduced by any statutory income taxes paid by the Grantee with respect to income recognized in connection with any exercise or vesting.  For purposes

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hereof, the economic value with respect to any Award exercised or vested during a period in which the Grantee is an employee of the Company shall be presumed to be the amount reported as employment income by the Company.  For any period after the Grantee has ceased to be an employee of the Company, the economic value shall be calculated by using the high and low price on the date of exercise and vesting, unless there is actual price information available.

(c)The Grantee engages in a Prohibited Activity if he/she:

(i)directly, for his/her own account or for any other person, as agent, employee, officer, director, trustee, consultant, owner, partner, or shareholder, or any other capacity:

(ii)  hires or attempts to hire or assist any other person in hiring or attempting to hire any employee of the Company; or

(iii) encourages or assists any other person in encouraging any director, officer, employee, agent, consultant or any other person affiliated with the Company to terminate or alter his/her or its relationship with the Company; or

(iv)             encourages or assists any other person in encouraging any customer or supplier of the Company to terminate or alter its relationship with the Company; or

(v)               sells or markets or assists any other person in selling or marketing any product or service that competes, directly or indirectly with any product or service manufactured, sold or under development by the Company at the time the Grantee’s Employment with the Company is terminated (to include the Company’s service of providing specialized clinical education and training to healthcare professionals in the interventional cardiology space); or

(vi)             researches, develops or manufactures or assists any other person in researching, developing or manufacturing any product or service that competes with any product or service conceived, manufactured, sold or under development by the Company at the time the Grantee’s Employment with the Company is terminated.

(d)In order to assure that the Grantee does not breach any of the foregoing provisions, the Grantee agrees that for a period of two (2) years following the termination of his/her Employment with the Company, he/she will not accept Employment with, advise, provide consulting services to or acquire any interest in (other than an investment interest of less than 5% of the total outstanding shares of a publicly traded company) any business that directly or indirectly competes with any product or service manufactured, sold or under development by the Company or that utilizes or benefits from the same type of training provided by the Company without first obtaining the Company’s written consent.  Such businesses include, but are not necessarily limited to, MAQUET Cardiovascular, LLC (The Getinge Group),  Abbott Laboratories, Edwards Life Sciences, Cardiovascular Systems, Inc. (CSI), Procyrion, Inc., The Terumo Group, Fresenius

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Medical Care, Zoll Medical Corp., Boston Scientific, Medtronic PLC, LivaNova PLC (Cardiac Assist, Inc.), Magenta Medical Ltd., Hemovent GmbH and ALung Technologies, Inc. and any group, division or subsidiary of any of the foregoing.  The Company shall be permitted to withhold such consent in its sole discretion, unless the Grantee and the prospective employer are able to provide the Company with assurances reasonably satisfactory to the Company in its sole discretion that the Grantee will not be assisting the prospective employer in any of the prohibited endeavors listed in Section 8(c) above.

9.Transfer of Award.  Neither the Award nor the Restricted Stock Units may be transferred except at death in accordance with Section 6(a)(3) of the Plan.

10.Form S-8 Prospectus.  The Grantee acknowledges that he or she has received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued pursuant to the Award under the Plan.

11.Acknowledgments.  By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award is, and the Restricted Stock Units are, subject in all respects to, the terms of the Plan.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control. The Grantee acknowledges that Restricted Stock Units covered by a grant are not intended nor shall deemed to constitute a wage under any state or federal wage and hour law. The Grantee further acknowledges and agrees that (a) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (b) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

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AMERICAS 102971285

Executed as of the ___ day of [MONTH], 2020.

Company:	ABIOMED, INC.

By: ______________________________

Name:

Title:

Grantee:	__________________________________

Name:

Address: